Exhibit 10.3

   MINERCO RESOURCES, INC.
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CERTIFICATE OF DESIGNATIONS, RIGHTS AND PREFERENCES
OF THE SERIES C CONVERTIBLE PREFERRED STOCK
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I, V. Scott Vanis, President of MINERCO RESOURCES, INC., a Nevada corporation (hereinafter called the “Corporation”), pursuant to the provisions of Chapter 78 of the Nevada Revised Statutes, hereby makes this Certificate of Designation under the corporate seal of the Corporation and hereby states and certifies that pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Certificate of Incorporation, the Board of Directors duly adopted the following resolutions:

RESOLVED, that there shall be a series of shares of the Corporation designated Series C Convertible Preferred Stock (the “Series C Preferred”); that the number of shares of such series shall be One Million (1,000,000) and that the rights and preferences of such Series C Preferred and the limitations or restrictions thereon, shall be as set forth herein;

The following shall be adopted and incorporated by reference into the foregoing resolutions as if fully set forth therein:

1. Number of Shares.  The number of shares constituting the Series C Preferred is hereby fixed at One Million (1,000,000).

2. Stated Capital.  The stated value per share of the Series C Preferred shall be Twenty Dollars ($20.00) herein the “Stated Value”) and the par value per share shall be $.001 per share.

3. Voting Rights.  Except as provided by law or by the other provisions of the Certificate of Incorporation, holders of Series C Preferred shall vote together with holders of the Common Stock of the Corporation as a single class on any matter presented to the Common Stock holders of the Corporation for their action or consideration at any meeting of such stockholders of the Corporation (or by written consent of the stockholders in lieu of a meeting), and each holder of Series C Preferred shall be entitled to 5 votes for each share of Common Stock into which such shares of Series C Preferred respectively held by them could be converted pursuant to the provisions of Section 6 at the record date for determining stockholders entitled to vote on such matter.  The holders of Series C Preferred shall not be entitled to vote on any matter for which voting is expressly reserved, by law solely for a class of classes of stock other than the Preferred Stock or a class other than the Series C Preferred.

4. Liquidation, Dissolution, Winding-Up.

(a) Preference Payments to Holders of Series C Preferred.  Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (each, a “Liquidation Event”), before any distribution or payment shall be made to the holders of any shares of Common Stock or any series of Preferred Stock not expressly identified as ranking senior to, or pari passu with, the Series C Preferred on liquidation other than the Series A Preferred Stock which shall be senior with respect to liquidation rights, each holder of Series C Preferred shall be entitled to be paid, out of the assets of the Corporation, an amount in cash per share equal to the sum of: (x) the Stated Value (as adjusted for any stock splits, stock dividends, reorganizations, recapitalizations and the like) held by such holder and (y) all accrued but unpaid dividends on such shares.

If upon any such Liquidation Event the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the Holders of shares of Series C Preferred the full amount to which they shall be entitled under this Section 5(a), the Holders of shares of Series C Preferred shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. “Liquidation Event” means any termination, liquidation, dissolution or winding up of the Corporation either voluntary or involuntary.

(b) Payments to Holders of Common Stock and Series C Preferred.  Upon any Liquidation Event, after the payment of all preferential amounts required to be paid to the Holders of shares of Series C Preferred, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of any other class or series of Preferred Stock and then to holders of shares of Common Stock and the Series C Preferred on a pro-rata as-if converted basis, pro rata based on the number of shares held by each such holder; provided, however that the aggregate amount distributed to each holder of Series C Preferred shall not exceed 125% of the sum of the Stated Value and any accrued dividends.

(c) Additional Liquidation Events.  The following events (each an “Additional Liquidation Event”) shall each be considered a Liquidation Event under this Section 5; provided, however that if the holders of at least two-thirds of the Series C Preferred elect not have an event treated as an Additional Liquidation Event then the event shall not be treated as an  Additional Liquidation Event:

(i) any consolidation or merger of the Corporation with or into any other individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization or other entity (each a “Person”), or any other corporate reorganization or similar transaction, in which the stockholders of the Corporation, immediately prior to such consolidation, merger, reorganization or similar transaction, possess less than a majority of the voting power of the Corporation (or the surviving entity if the Corporation is not the surviving entity) immediately after such consolidation, merger, reorganization or similar transaction, or any other transaction or series of related transactions to which the Corporation is a party in which, as a result thereof, in excess of 50% of the Corporation’s voting power is vested in Persons other than the stockholders of the Corporation immediately prior thereto;

(ii) any sale, transfer, lease, assignment, conveyance or other disposition by the Corporation or its subsidiaries or an exclusive license of all or substantially all of the Corporation’s material intellectual property, other than a sale, transfer, lease, assignment, conveyance or other disposition to a wholly owned subsidiary; or

(iii) Any other transaction which results in the holders of the Corporation’s capital stock as of immediately before the transaction owning less than 50% of the voting power of the Corporation’s capital stock as of immediately after the transaction; provided, however, that an equity financing transaction in which the Corporation is the surviving corporation and does not (directly or through a subsidiary) receive any assets other than cash and rights to receive cash shall be deemed not to constitute an Additional Liquidation Event.

(iv) For purposes of this Section 4(c) a series of related transactions shall be deemed to constitute a single transaction, and where such transactions involve securities issuances, they shall be deemed “related” if under applicable securities laws they would be treated as integrated.

(d) Valuation of Consideration.  If the consideration received by the Corporation is other than cash in connection with any of the events set forth above, its value will be deemed its fair market value (“Fair Market Value”) on the closing date of any such event.  The Fair Market Value of any such consideration, other than securities, shall be the amount which a willing buyer would pay a willing seller in an arm’s-length transaction determined in good faith by the Board of Directors acting by vote of a majority of the Board of Directors.

(e) Notice of Liquidation Event; Distribution of Proceeds.

(i) The Corporation shall give each record holder of Series C Preferred written notice of any impending Liquidation Event (including any Additional Liquidation Event) no later than the date on which notice is given to stockholders of the meeting called to approve such transaction, or 15 business days prior to the closing of such Liquidation Event, whichever is earlier, and shall also notify such holders in writing of the final approval of such Liquidation Event.  The first of such notices shall describe the material terms and conditions of the impending Liquidation Event (including, without limitation, the amount of proceeds to be paid in respect of each share in connection with the Liquidation Event) and the provisions of this Section 5, and the Corporation shall thereafter give such holders prompt notice of any material changes to the information set forth in such notice.  The Liquidation Event shall in no event take place sooner than 15 business days after the Corporation has given the first notice provided for herein or sooner than 15 business days after the Corporation has given notice of any material changes provided for herein.

5. Conversion Right.

(a) Right to Convert by Holders of Series C Preferred.

(i) At any time after the date that a Holder purchases shares of Series C Preferred, such Holder may, at its election, convert each share of Series C Preferred into that number of fully paid and non-assessable shares of Common Stock (or such other equity security of the Corporation for which all of its Common Stock has been exchanged or into which all of its Common Stock has been converted) equal to (x) the  Stated Value divided by (y) the Conversion Price, subject to adjustments as set forth in Section 7 hereof. The initial Conversion Price shall be .02; provided, however, that the Conversion Price shall be subject to adjustment as set forth in Section 7 hereof.

(ii) In order to convert shares of the Series C Preferred into shares of Common Stock, the holder thereof shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or its transfer agent, together with written notice to the Corporation stating that it elects to convert the same and setting forth the name or names it wishes the certificate or certificates for Common Stock to be issued, and the number of shares of Series C Preferred being converted.  The Corporation shall, as soon as practicable after the surrender of the certificate or certificates evidencing shares of Series C Preferred for conversion at the office of the Corporation or its transfer agent, issue to each holder of such shares, or its nominee or nominees, a certificate or certificates evidencing the number of shares of Common Stock to which it shall be entitled and, in the event that only a part of the shares evidenced by such certificate or certificates are converted, a certificate evidencing the number of shares of Series C Preferred which are not converted.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series C Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock at such date and shall, with respect to such shares, have only those rights of a holder of Common Stock of the Corporation.

6. Protection Against Dilution.  If the Corporation, with respect to the Common Stock (i) pays a dividend or makes a distribution on shares of Common Stock that is paid in shares of Common Stock or in securities convertible into or exchangeable or exercisable for Common Stock (in which latter event the number of shares of common stock initially issuable upon the conversion, exchange or exercise of such securities shall be deemed to have been distributed); (ii) subdivides outstanding shares of Common Stock; (iii) combines outstanding shares of Common Stock into a smaller number of shares; or (iv) issues by reclassification of Common Stock any shares of capital stock of the Corporation, the Conversion Price in effect immediately prior thereto shall be adjusted so that each Holder thereafter shall be entitled to receive the number and kind of shares of Common Stock or other capital stock of the Corporation that it would have owned or been entitled to receive in respect of the Series C Preferred  immediately after the happening of any of the events described above had the Series C Preferred been converted immediately prior to the happening of that event. An adjustment made in accordance with this Section 7 shall become effective immediately after the record date, in the case of a dividend, and shall become effective immediately after the effective date, in the case of a subdivision, combination, or reclassification.  If, as a result of an adjustment made in accordance with this Section 7, the Holder becomes entitled to receive shares of two or more classes of capital stock or shares of Common Stock and other capital stock of the Corporation, the board of directors (whose determination shall be conclusive) shall determine in good faith the allocation of the adjusted Conversion Price between or among shares of such classes of capital stock or shares of Common Stock and other capital stock.

7. Company Redemption.  The Company shall have the right, at any time after the date the Series C Preferred have been issued, to redeem all or a portion of any Holder's Series C Preferred at a price per Series C Preferred equal to the Stated Value, multiplied by 125% (the "Company Redemption Price").  To exercise this right, the Company must deliver to the Holder an irrevocable written notice (a “Redemption Notice”), indicating the date the Company intends to pay the Company Redemption Price (the “Redemption Date”), which date may not be less than 120 days from the date the Redemption Notice is delivered to Holder.  The Holder of Series C Preferred on the Redemption Date shall have the right to receive such amount in cash equal to the Company Redemption Price per Series C Preferred, such amount to be paid on the Redemption Date, and each Series C Preferred shall have no further rights. The provisions of this Section 7 shall not be deemed to restrict the ability of a Holder to convert the Series C Preferred pursuant to the provisions of Section 5 at any time and from time to time after receipt of the Redemption Notice until the date prior to the Redemption Date.

8. Lost or Stolen Certificates.  Upon receipt by the Corporation of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of any certificates representing shares of Series C Preferred, and, in the case of loss, theft or destruction, of an indemnification undertaking by the Holder thereof to the Corporation in customary form and, in the case of mutilation, upon surrender and cancellation of the certificate(s), the Corporation shall execute and deliver new certificate(s) of like tenor and amount.

9. Notice.  Any notice required or permitted to be given to a Holder under this Certificate of Designations shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the Nevada General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

10. Preferred Share Register.  The Corporation and/or its transfer agent may treat the Person in whose name any share of Series C Preferred is registered on the register of the Corporation as the owner and holder of such shares of Series C Preferred for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

11. Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series C Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series C Preferred, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series C Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation.

12. Fractional Shares.  No fractional share shall be issued upon the conversion of any share or shares of Series C Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series C Preferred by a Holder shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, round such fractional share up to the next whole share of Common Stock and issue such whole share of Common Stock to the Holder upon such conversion.

13. No Other Rights.  Shares of Series C Preferred: (a) shall not have any rights of preemption as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options may be designated, issued or granted; (b) shall not be redeemable; and (c) shall not have any other rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof not set forth herein or in the Certificate of Incorporation, as amended, or as provided by applicable law.

IN WITNESS WHEREOF, MINERCO RESOURCES, INC. has caused this certificate of designation to be signed by V. Scott Vanis, its President and Chief Executive Officer, on this 7th day of January, 2015.

MINERCO RESOURCES, INC.

By:	/s/ V. Scott Vanis
V. Scott Vanis, President